UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2018

Vivos Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53497	80-0138937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

719 Jadwin Avenue Richland, WA 99352
(Address of principal executive offices)
(509) 736-4000
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, 2018, Vivos Inc. (the “Company”) appointed Michael Pollack, CPA, to serve as the Company’s Interim Chief Financial Officer, effective December 1, 2018.

Mr. Pollack, age 52, has been a partner of KBL LLP (“KBL”), a certified public accounting and business advisory services firm, since 2005 and has approximately 30 years of experience in public accounting and consulting to over 100 publicly traded and 250 private companies. Mr. Pollack graduated from the University of Maryland with a Bachelors of Arts in Economics. Mr. Pollack is a member of the American Institute of Certified Public Accountants, as well as licensed to practice in New Jersey, Pennsylvania, New York and Maryland.

On December 8, 2018, the Company entered into an engagement letter with KBL for the provision of Mr. Pollack’s services as the Company’s Interim Chief Financial Officer, effective December 1, 2018. Pursuant to the engagement letter, the Company will pay Mr. Pollack a rate of $150 per hour for his services; provided, however, that Mr. Pollack’s fees shall not exceed an aggregate of $6,500 during the term of the agreement. The term of Mr. Pollack’s engagement shall be for one year; however, Mr. Pollack’s engagement may be terminated by either party at any time with 30 days’ prior written notice.

Mr. Pollack has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers. Except as described above, there are no other arrangements or understandings with Mr. Pollack and/or KBL with respect to Mr. Pollack’s appointment as the Company’s Interim Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vivos Inc.

Date: December 11, 2018	By:	/s/ Michael K. Korenko
Michael K. Korenko Chief Executive Officer